Filed Pursuant to Rule 424(b)(3)

Registration No. 333-176971

PROSPECTUS SUPPLEMENT NO. 4

To Prospectus dated November 4, 2011

YRC Worldwide Inc.

UP TO $21,496,026 PRINCIPAL AMOUNT OF 10% SERIES A CONVERTIBLE

SENIOR SECURED NOTES DUE 2015 (THE “SERIES A NOTES”) AND COMMON

STOCK ISSUABLE UPON THE CONVERSION OF THE SERIES A NOTES

UP TO $19,213,217 PRINCIPAL AMOUNT OF 10% SERIES B CONVERTIBLE

SENIOR SECURED NOTES DUE 2015 (THE “SERIES B NOTES”) AND COMMON

STOCK ISSUABLE UPON THE CONVERSION OF THE SERIES B NOTES

UP TO 537,798 SHARES OF COMMON STOCK

This prospectus supplement supplements the prospectus dated November 4, 2011 relating to resales from time to time by selling securityholders of (i) up to $21,496,026 principal amount of our Series A Notes held by certain selling securityholders and shares of our common stock issuable upon conversion of the Series A Notes held by certain securityholders, plus such additional indeterminate number of shares of common stock as may be required for issuance in respect of the Series A Notes as a result of anti-dilution provisions thereof or any liquidation preference associated therewith, (ii) up to $19,213,217 principal amount of our Series B Notes held by certain selling securityholders and shares of our common stock issuable upon conversion of the Series B Notes held by certain securityholders, plus such additional indeterminate number of shares of common stock as may be required for issuance in respect of the Series B Notes as a result of anti-dilution provisions thereof or any liquidation preference associated therewith and (iii) up to 537,798 shares of our common stock held by certain selling securityholders.

This prospectus supplement includes our Current Report on Form 8-K filed with the Securities and Exchange Commission on April 30, 2012.

This prospectus supplement should be read in conjunction with the prospectus dated November 4, 2011, as supplemented and amended by prospectus supplement no. 1 dated November 9, 2011, prospectus supplement no. 2 dated December 1, 2011 and prospectus supplement no. 3 dated February 28, 2012. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the prospectus dated November 4, 2011.

NONE OF THE SECURITIES OFFERED HEREBY HAVE BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY, COMPLETENESS OR ADEQUACY OF THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE IN THE UNITED STATES.

The date of this prospectus supplement is April 30, 2012

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2012

YRC Worldwide Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-12255	48-0948788
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10990 Roe Avenue, Overland Park, Kansas 66211

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (913) 696-6100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Term Credit Agreement Amendment

On April 27, 2012, YRC Worldwide Inc. (the “Company”), with unanimous lender approval, entered into Amendment No. 2 to Amended and Restated Credit Agreement (the “Term Credit Agreement Amendment”), which amends its Amended and Restated Credit Agreement, dated as of July 22, 2011, by and among the Company, the lenders party thereto and JPMorgan Chase Bank, National Association as administrative agent (as amended, modified or supplemented on or prior to the date hereof, the “Term Credit Agreement”).

The Term Credit Agreement Amendment resets the covenants regarding minimum Consolidated EBITDA, maximum Total Leverage Ratio and minimum Interest Coverage Ratio (as such terms are defined in the Term Credit Agreement) for each of the remaining test periods as follows:

Four Consecutive Fiscal Quarters Ending	Minimum Consolidated EBITDA	Maximum Total Leverage Ratio	Minimum Interest Coverage Ratio
March 31, 2012	$160,000,000	9.0 to 1.00	1.00 to 1.00
June 30, 2012	$145,000,000	10.0 to 1.00	1.00 to 1.00
September 30, 2012	$155,000,000	9.6 to 1.00	0.95 to 1.00
December 31, 2012	$170,000,000	8.6 to 1.00	1.05 to 1.00
March 31, 2013	$200,000,000	7.4 to 1.00	1.20 to 1.00
June 30, 2013	$235,000,000	6.5 to 1.00	1.45 to 1.00
September 30, 2013	$260,000,000	6.0 to 1.00	1.60 to 1.00
December 31, 2013	$275,000,000	5.7 to 1.00	1.65 to 1.00
March 31, 2014	$300,000,000	5.1 to 1.00	1.80 to 1.00
June 30, 2014	$325,000,000	4.8 to 1.00	1.90 to 1.00
September 30, 2014	$355,000,000	4.6 to 1.00	2.10 to 1.00
December 31, 2014	$365,000,000	4.4 to 1.00	2.15 to 1.00

The Term Credit Agreement Amendment also, among other things, (i) permits the sale of certain specified parcels of real estate without counting such asset sales against the annual $25.0 million limit on asset sales and permits the Company to retain the net cash proceeds from such asset sales for the payment or settlement of workers’ compensation and bodily injury and property damage claims and (ii) allows the Company to addback to Consolidated EBITDA for purposes of the applicable financial covenants the fees, costs and expenses incurred in connection with the Term Credit Agreement Amendment, the ABL Amendment (as defined below) and the Company’s contribution deferral agreement.

ABL Amendment

On April 27, 2012, YRCW Receivables LLC, a wholly-owned subsidiary of the Company (the “ABL Borrower”), with unanimous lender approval, entered into Amendment No. 3 to Credit Agreement (the “ABL Amendment”), which amends its Credit Agreement, dated as of July 22, 2011, by and among the ABL Borrower, the Company as servicer, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (as amended, modified or supplemented on or prior to the date hereof, the “ABL Credit Agreement”). The ABL Amendment resets the Company’s minimum Consolidated EBITDA (as such term is defined in the ABL Credit Agreement) for each of the remaining test periods in a manner identical to the proposed amendment of minimum Consolidated EBITDA in the Term Credit Agreement Amendment (including the addback for the fees, costs and expenses described above).

A copy of the Term Credit Agreement Amendment is attached as Exhibit 99.1 hereto, and a copy of the ABL Amendment is attached as Exhibit 99.2 hereto and each is incorporated by reference. The description of each proposed amendment is qualified in its entirety by reference thereto.

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Item 7.01. Regulation FD Disclosure.

On April 30, 2012, the Company announced that it entered into the Term Credit Agreement Amendment and the ABL Amendment. A copy of the news release announcing the amendments is attached as Exhibit 99.3 hereto.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

99.1	Amendment No. 2 to Amended and Restated Credit Agreement, by and among the Company, as borrower, JPMorgan Chase Bank, National Association, as administrative agent, and the lenders party thereto.

99.2	Amendment No. 3 to Credit Agreement, by and among YRCW Receivables LLC, as borrower, and the lenders party thereto.

99.3	News release dated April 30, 2012

3

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

YRC WORLDWIDE INC.

Date: April 30, 2012	By:	/s/ Michelle A. Russell

Michelle A. Russell
Executive Vice President, General Counsel and Secretary

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EXHIBIT INDEX

Exhibit Number	Description

99.1	Amendment No. 2 to Amended and Restated Credit Agreement, by and among the Company, as borrower, JPMorgan Chase Bank, National Association, as administrative agent, and the lenders party thereto.

99.2	Amendment No. 3 to Credit Agreement, by and among YRCW Receivables LLC, as borrower, and the lenders party thereto.

99.3	News release dated April 30, 2012

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Exhibit 99.1

EXECUTION COPY

AMENDMENT NO. 2

Dated as of April 27, 2012

to

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of July 22, 2011

THIS AMENDMENT NO. 2 (“Amendment”) is made as of April 27, 2012 by and among YRC Worldwide Inc. (the “Borrower”), the financial institutions listed on the signature pages hereof and JPMorgan Chase Bank, National Association, as Administrative Agent (the “Administrative Agent”), under that certain Amended and Restated Credit Agreement dated as of July 22, 2011 by and among the Borrower, the Lenders and the Administrative Agent (as amended, amended and restated, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Credit Agreement.

WHEREAS, the Borrower has requested that the Lenders and the Administrative Agent agree to an amendment to the Credit Agreement; and

WHEREAS, the Lenders party hereto and the Administrative Agent have agreed to such amendment on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower, the Lenders party hereto and the Administrative Agent have agreed to enter into this Amendment.

1. Amendments to Credit Agreement. Effective as of the date of satisfaction or waiver of the conditions precedent set forth in Section 2 below, the Credit Agreement is hereby amended as follows:

(a) Section 1.01 of the Credit Agreement is hereby amended to insert the following new definitions therein in the appropriate alphabetical order as follows:

“Net Auction Proceeds” means the Net Cash Proceeds of any Specified Asset Sale.

“Specified Asset Sales” means the sale of the properties listed on Schedule 1.01(d) attached hereto.

“Workers’ Comp and BIPD Escrow Account Agreement” means any escrow account agreement established pursuant to the terms of this Agreement, by and among the Company, the Administrative Agent and JPMorgan Chase Bank, National Association, as Escrow Agent thereunder, all in form and substance reasonably satisfactory to the Administrative Agent as the same may be amended, amended and restated, restated, supplemented or otherwise modified from time to time.

“Workers’ Comp and BIPD Escrow Account” means any account established and maintained with the “Escrow Agent” under (and as defined in) the applicable Workers’ Comp and BIPD Escrow Account Agreement and subject to the terms and conditions of such Workers’ Comp and BIPD Escrow Account Agreement.

(b) The definition of “Available Cash” appearing in Section 1.01 of the Credit Agreement is hereby amended to delete the reference to “in the Escrow Accounts” appearing therein and to replace therefor a reference to “in the Escrow Accounts or in the Workers’ Comp and BIPD Escrow Accounts”.

(c) The first paragraph of the definition of “Consolidated EBITDA” appearing in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Consolidated EBITDA” shall mean Consolidated Net Income plus, to the extent deducted from revenues in determining Consolidated Net Income, without duplication, (a) Consolidated Interest Expense, (b) expense for taxes paid or accrued, (c) depreciation (including that applied to the Borrower’s equity method investments), (d) amortization (including that applied to the Borrower’s equity method investments), (e) extraordinary, non-cash charges, expenses or losses incurred other than in the ordinary course of business, (f) non-recurring (including non-recurring and unusual) non-cash charges, expenses or losses (including non-cash impairment charges) incurred other than in the ordinary course of business, (g) non-cash expenses related to stock based compensation or stock appreciation rights, (h) the actual aggregate amount of transaction and restructuring professional fees paid by the Borrower and its Subsidiaries during such four fiscal quarters, (i) to the extent applicable charges, expenses and losses incurred in respect of the transaction consummated pursuant to the Project Delta Purchase Agreement, (j) deferred financing, legal and accounting costs with respect to the Borrower’s indebtedness that are charged to non-interest expense on the Borrower’s income statement, (k) fees, costs and expenses required to be paid in connection that certain Amendment No. 2 to Amended and Restated Credit Agreement dated as of April 27, 2012 and contemporaneous amendment to the ABL Credit Agreement, including without limitation any fees, costs and expenses required to be paid as result thereof under the terms of the Contribution Deferral Agreement, minus, to the extent included in Consolidated Net Income, (l) interest income, (m) income tax credits and refunds (to the extent not netted from tax expense), (n) any cash payments made during such period in respect of items described in clauses (e), (f) or (g) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were incurred, (o) any income or gains resulting from the early retirement, redemption, defeasance, repayment or similar actions in respect of Indebtedness, and (p) extraordinary, unusual or non-recurring income or gains realized other than in the ordinary course of business, all calculated for the Borrower and its Subsidiaries in accordance with GAAP on a consolidated basis.

(d) Clause (a) of the definition of “Prepayment Event” appearing in Section 1.01 of the Credit Agreement is hereby restated in its entirety as follows:

(a) any Real Estate Asset Sale (other than the Specified Asset Sales so long as the Net Auction Proceeds are deposited in the Workers’ Comp and BIPD Escrow Account and used to pay and/or settle workers’ compensation claims or claims in respect of bodily injury or property damage, in each case asserted against the Borrower or any of its Subsidiaries); or

(e)	Section 6.05(d) of the Credit Agreement is hereby restated in its entirety as follows:

(d) the Net Cash Proceeds in respect of all property disposed of in such Asset Sale, when aggregated with any other Asset Sales (other than (i) those Asset Sales described on Schedule 6.05(d) and (ii) Specified Asset Sales) consummated during the same fiscal year of the Borrower, shall not exceed an aggregate amount of $25,000,000 during any fiscal year of the Borrower; provided that any Net Cash Proceeds resulting from the sale or other disposition of real property which collateralizes the 2009 Pension Deferred Obligations in a first lien position subject to the terms of the Intercreditor Agreement shall not be counted against the limitations set forth in this clause (d);

(f)	Section 6.07(a) of the Credit Agreement is hereby restated in its entirety as follows:

(a) Maximum Total Leverage Ratio. The Borrower will not permit the Total Leverage Ratio as of the end of the Test Period ending as of the end of each of its fiscal quarters set forth below to exceed the applicable ratio set forth below:

Test Period Ending	Maximum Total Ratio
March 31, 2012	9.0 to 1.00
June 30, 2012	10.0 to 1.00
September 30, 2012	9.6 to 1.00
December 31, 2012	8.6 to 1.00
March 31, 2013	7.4 to 1.00
June 30, 2013	6.5 to 1.00
September 30, 2013	6.0 to 1.00
December 31, 2013	5.7 to 1.00
March 31, 2014	5.1 to 1.00
June 30, 2014	4.8 to 1.00
September 30, 2014	4.6 to 1.00
December 31, 2014	4.4 to 1.00

(g)	Section 6.07(b) of the Credit Agreement is hereby restated in its entirety as follows:

(b) Minimum Interest Coverage Ratio. The Borrower will not permit the Interest Coverage Ratio as of the end of the Test Period ending as of the end of each of its fiscal quarters set forth below to be less than the applicable ratio set forth below:

Test Period Ending	Minimum Interest Coverage Ratio
March 31, 2012	1.00 to 1.00
June 30, 2012	1.00 to 1.00
September 30, 2012	0.95 to 1.00
December 31, 2012	1.05 to 1.00
March 31, 2013	1.20 to 1.00
June 30, 2013	1.45 to 1.00
September 30, 2013	1.60 to 1.00
December 31, 2013	1.65 to 1.00
March 31, 2014	1.80 to 1.00
June 30, 2014	1.90 to 1.00
September 30, 2014	2.10 to 1.00
December 31, 2014	2.15 to 1.00

(h)	Section 6.07(d) of the Credit Agreement is hereby restated in its entirety as follows:

(d) Minimum Consolidated EBITDA. The Borrower will not permit Consolidated EBITDA for any four consecutive fiscal quarter period ending as of the end of each of its fiscal quarters set forth below to be less than the amount set forth opposite such period:

Four Consecutive Fiscal Quarter Period Ending	Minimum Consolidated EBITDA
September 30, 2011	$125,000,000
December 31, 2011	$125,000,000
March 31, 2012	$160,000,000
June 30, 2012	$145,000,000
September 30, 2012	$155,000,000
December 31, 2012	$170,000,000
March 31, 2013	$200,000,000
June 30, 2013	$235,000,000
September 30, 2013	$260,000,000
December 31, 2013	$275,000,000
March 31, 2014	$300,000,000
June 30, 2014	$325,000,000
September 30, 2014	$355,000,000
December 31, 2014	$365,000,000

(i)	The Credit Agreement is hereby amended to insert a new Section 6.19 immediately following Section 6.18 of the Credit Agreement as follows:

SECTION 6.19. Letter of Credit Reductions. If and solely to the extent the Borrower or any Subsidiary has received any Net Auction Proceeds, the Borrower shall not (nor shall it permit any Subsidiary to) reduce the stated amount of and/or terminate any letters of credit (including, without limitation, any letters of credit issued and outstanding pursuant to that certain Standby Letter of Credit Agreement, dated as of July 22, 2011, by and among the Company and Wells Fargo Bank, National Association, but expressly excluding any letters of credit issued and outstanding to support the USF AIG/Chartis runoff claims) unless and until the stated amount of Letters of Credit issued and outstanding pursuant to this Agreement shall have been permanently reduced and/or terminated (with a concurrent corresponding permanent reduction in the US Tranche Revolving Commitment) in an amount not less than the aggregate Net Auction Proceeds received on or prior to such proposed reduction and/or termination of such letters of credit.

(j)	Clause (ii) of the parenthetical contained in clause (d) of Article VII is hereby restated in its entirety as follows:

(ii) Section 5.01(n), Section 5.01(o) and Section 6.19, with respect to which no Event of Default shall occur hereunder unless the Borrower violates such covenant and does not make the required delivery or otherwise cure the violation, as applicable, within five (5) Business Days of such violation

(k)	A new Schedule 1.01(d) is hereby added to the Credit Agreement as set forth on Annex A attached hereto.

2. Conditions of Effectiveness. Conditions of Effectiveness. The effectiveness of this Amendment is subject to the conditions precedent that (a) the Administrative Agent shall have received (i) counterparts of this Amendment duly executed by the Borrower, the Required Lenders and the Administrative Agent, (ii) the Consent and Reaffirmation attached hereto duly executed by the Subsidiary Guarantors and (iii) a duly executed amendment in respect of the ABL Credit Agreement in form and substance reasonably satisfactory to the Administrative Agent and such amendment shall be in full force and effect substantially contemporaneously with this Amendment, (b) the Borrower shall have paid all fees and expenses of the Administrative Agent and its Affiliates (including, without limitation, all previously invoiced, reasonable, out-of-pocket expenses of the Administrative Agent (including, to the extent invoiced, reasonable attorneys’ fees and expenses, in each case to the extent reimbursable under the terms of the Credit Agreement)) in connection with this Amendment and the other Loan Documents, and (c) the Administrative Agent shall have received for the account of each Lender which delivers its executed signature page hereto 3:00 p.m. (New York City time) on April 27, 2012 (or such later time as the Administrative Agent and the Borrower shall agree), an amendment fee equal to 0.25% of such Lender’s US Tranche Revolving Commitment and the amount of such Lender’s outstanding Term Loans.

3. Representations and Warranties of the Borrower. The Borrower hereby represents and warrants as follows as of the closing date of this Amendment:

(a) This Amendment and the Credit Agreement, as amended hereby, constitute legal, valid and binding obligations of the Borrower and are enforceable against the Borrower in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b) As of the date hereof after giving effect to the terms of this Amendment, (i) no Default shall have occurred and be continuing and (ii) the representations and warranties of the Borrower set forth in the Credit Agreement, as amended hereby, are true and correct in all material respects on and as of the date hereof, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date.

4. Reference to and Effect on the Credit Agreement.

(a) Upon the effectiveness hereof, each reference to the Credit Agreement in the Credit Agreement or any other Loan Document shall mean and be a reference to the Credit Agreement as amended hereby.

(b) Except as specifically amended above, the Credit Agreement and all other documents, instruments and agreements executed and/or delivered in connection therewith shall remain in full force and effect and are hereby ratified and confirmed.

(c) The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Administrative Agent or the Lenders, nor constitute a waiver of any provision of the Credit Agreement or any other documents, instruments and agreements executed and/or delivered in connection therewith.

5. Release. In further consideration of the execution by the Administrative Agent and the Lenders of this Amendment, to the extent permitted by applicable law, the Borrower, on behalf of itself and each of its Subsidiaries, and all of the successors and assigns of each of the foregoing (collectively, the “Releasors”), hereby completely, voluntarily, knowingly, and unconditionally releases and forever discharges the Collateral Agent, the Administrative Agent, each of the Lenders, and, in the case of each of the foregoing, each of its members, each of their advisors, professionals and employees, each affiliate of the foregoing and all of their respective permitted successors and assigns (collectively, the “Releasees”), from any and all claims, actions, suits, and other liabilities, including, without limitation, any so-called “lender liability” claims or defenses (collectively, “Claims”), whether arising in law or in equity, which any of the Releasors ever had, now has or hereinafter can, shall or may have against any of the Releasees for, upon or by reason of any matter, cause or thing whatsoever from time to time occurred on or prior to the date hereof, in any way concerning, relating to, or arising from (i) any of the Transactions, (ii) the Secured Obligations, (iii) the Collateral, (iv) the Credit Agreement or any of the other Loan Documents, (v) the financial condition, business operations, business plans, prospects or creditworthiness of the Borrower, and (vi) the negotiation, documentation and execution of this Amendment and any documents relating hereto except for Claims determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Releasee (or any of its Related Parties). The Releasors hereby acknowledge that they have been advised by legal counsel of the meaning and consequences of this release.

6. Governing Law. This Amendment shall be construed in accordance with and governed by the law of the State of New York.

7. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

8. Counterparts. This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Signatures delivered by facsimile or PDF shall have the same force and effect as manual signatures delivered in person.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first above written.

YRC WORLDWIDE INC., as the Borrower

By:
Name:
Title:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Administrative Agent and as a Lender

By:
Name:
Title:

[LENDER – PLEASE INSERT FULL LEGAL NAME IN CAPS AND DELETE BRACKETS PRIOR TO EXECUTION],as a Lender

By:
Name:
Title:

Signature Page to Amendment No. 2

YRC Worldwide Inc.

Amended and Restated Credit Agreement dated as of July 22, 2011

Exhibit 99.2

Execution Version

AMENDMENT NO. 3 TO CREDIT AGREEMENT

AMENDMENT NO. 3 (this “Amendment”) dated as of April 27, 2012, by and among YRCW Receivables LLC (the “Borrower”) and the financial institutions listed on the signature pages hereof, with respect to that certain Credit Agreement dated as of July 22, 2011 by and among the Borrower, the Servicer, the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (as amended, amended and restated, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Credit Agreement.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Amendment to Credit Agreement. Upon the occurrence of the Amendment Effective Date (as defined in Section 2 below), the Credit Agreement is hereby amended as follows:

(a) Section 1.01 of the Credit Agreement is amended by adding (in appropriate alphabetical order), the following defined term:

“Other Term Lenders” means any Lender that holds an Other Term Commitment or Other Term Loans at such time.

(b) The first paragraph of the definition of “Consolidated EBITDA” appearing in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Consolidated EBITDA” shall mean Consolidated Net Income plus, to the extent deducted from revenues in determining Consolidated Net Income, without duplication, (a) Consolidated Interest Expense, (b) expense for taxes paid or accrued, (c) depreciation (including that applied to the Company’s equity method investments), (d) amortization (including that applied to the Company’s equity method investments), (e) extraordinary, non-cash charges, expenses or losses incurred other than in the ordinary course of business, (f) non-recurring (including non-recurring and unusual) non-cash charges, expenses or losses (including non-cash impairment charges) incurred other than in the ordinary course of business, (g) non-cash expenses related to stock based compensation or stock appreciation rights, (h) the actual aggregate amount of transaction and restructuring professional fees paid by the Company and its subsidiaries in and during such four fiscal quarters, (i) to the extent applicable charges, expenses and losses incurred in respect of the transaction consummated pursuant to the Project Delta Purchase Agreement (as defined in the YRCW Amended Term Loan as in effect on the Effective Date), (j) current and deferred financing, legal and accounting costs with respect to the Company’s indebtedness that are charged to non-interest expense on the Company’s income statement in accordance with GAAP, (k) fees, costs and expenses required to be paid in connection that certain Amendment No. 3 to the Credit Agreement dated as of April 27, 2012 and contemporaneous amendment to the definitive documentation evidencing the YRCW Amended Term Loan, including without limitation any fees, costs and expenses required to be paid as result thereof under the terms of the Contribution Deferral Agreement minus, to the extent included in Consolidated Net Income, (l) interest income, (m) income tax credits and refunds (to the extent not netted from tax expense), (n) any cash payments made during such period in respect of items described in clauses (e), (f) or (g) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were incurred, (o) any income or gains resulting from the early retirement, redemption, defeasance, repayment or similar actions in respect of Indebtedness, (p) extraordinary, unusual or non-recurring income or gains realized other than in the ordinary course of business, all calculated for the Company and its subsidiaries in accordance with GAAP on a consolidated basis.

(c) The definition of “Term B Commitment” is hereby amended by adding the following sentence at the end thereof: “Unless the context shall otherwise require, the term “Term B Commitment” shall include any Other Term Commitment.”

(d) The definition of “Term B Lender” is hereby amended by adding the following sentence at the end thereof: “Unless the context shall otherwise require, the term “Term B Lender” shall include any Other Term Lender.”

(e) The definition of “Term B Loan” is hereby amended by adding the following sentence at the end thereof: “Unless the context shall otherwise require, the term “Term B Loan” shall include any Other Term Loan.”

(f) Section 7(r) of the Credit Agreement is hereby restated in its entirety to read as follows:

(r) Consolidated EBITDA of the Company and its subsidiaries for any four consecutive fiscal quarter period ending on the date set forth below is less than the amount set forth opposite such period:

Four Consecutive Fiscal Quarter Period Ending	Minimum Consolidated EBITDA
September 30, 2011	$125,000,000
December 31, 2011	$125,000,000
March 31, 2012	$160,000,000
June 30, 2012	$145,000,000
September 30, 2012	$155,000,000
December 31, 2012	$170,000,000
March 31, 2013	$200,000,000
June 30, 2013	$235,000,000
September 30, 2013	$260,000,000
December 31, 2013	$275,000,000
March 31, 2014	$300,000,000
June 30, 2014	$325,000,000
September 30, 2014	$355,000,000

2. Conditions of Effectiveness. This Amendment shall become effective as of the date hereof on the date (the “Amendment Effective Date”) that each of the following conditions precedent have been satisfied or waived:

(a) The Administrative Agent shall have received counterparts of this Amendment duly executed by the Borrower and the Required Lenders.

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(b) The Administrative Agent shall have received payment from the Borrower, for the account of each Lender that has executed and delivered a counterpart signature page to this Amendment at or prior to 3:00 p.m. (New York City time) on April 27, 2012 (or such later time as the Administrative Agent and the Borrower shall agree), a consent fee (the “Amendment Consent Fee”) in an amount equal to (i) 0.50% of the aggregate outstanding principal amount of Term B Loans and (ii) 0.50% of the sum of (x) the aggregate outstanding principal amount of Term A Loans and (y) the unused Term A Commitment, in each case, of such Lender as of the date hereof. The Amendment Consent Fee shall be payable in immediately available funds and, once paid, such fee or any part thereof shall not be refundable.

(c) The Borrower shall have paid all fees and expenses of the Administrative Agent and its Affiliates (including, without limitation, all previously invoiced, reasonable, out-of-pocket expenses of the Administrative Agent (including, to the extent invoiced, reasonable attorneys’ fees and expenses), in each case to the extent reimbursable under the terms of the Credit Agreement) in connection with this Amendment and the other Transaction Documents.

3. Representations and Warranties of the Borrower. In order to induce the other parties to enter into this Amendment:

(a) The Borrower hereby represents and warrants to the Administrative Agent and the Lenders as follows as of the Amendment Effective Date:

(i) This Amendment and the Credit Agreement, as amended hereby, constitute legal, valid and binding obligations of the Borrower and are enforceable against the Borrower in accordance with their terms except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and subject to general principles of equity.

(ii) After giving effect to the terms of this Amendment, (i) no Termination Event or Incipient Termination Event shall have occurred and be continuing and (ii) the representations and warranties of the Borrower or any other Transaction Party set forth in the Credit Agreement, as amended hereby, or any other Transaction Document are true and correct in all material respects on and as of the date hereof, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date.

4. Reference to and Effect on the Credit Agreement.

(a) Upon the effectiveness hereof, each reference to the Credit Agreement in the Credit Agreement or any other Transaction Document shall mean and be a reference to the Credit Agreement as amended hereby.

(b) Except as specifically amended above, the Credit Agreement and all other documents, instruments and agreements executed and/or delivered in connection therewith shall remain in full force and effect and are hereby ratified and confirmed.

(c) The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Administrative Agent or the Lenders, nor constitute a waiver of any provision of the Credit Agreement or any other documents, instruments and agreements executed and/or delivered in connection therewith.

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5. Release. In further consideration of the execution by the Lenders of this Amendment, to the extent permitted by applicable law, the Borrower, on behalf of itself and each of the other Transaction Parties, and all of the successors and assigns of each of the foregoing (collectively, the “Releasors”), hereby completely, voluntarily, knowingly, and unconditionally releases and forever discharges the Administrative Agent, each of the Lenders, and, in the case of each of the foregoing, each of its members, each of their advisors, professionals and employees, each affiliate of the foregoing and all of their respective permitted successors and assigns (collectively, the “Releasees”), from any and all claims, actions, suits, and other liabilities, including, without limitation, any so-called “lender liability” claims or defenses (collectively, “Claims”), whether arising in law or in equity, which any of the Releasors ever had, now has or hereinafter can, shall or may have against any of the Releasees for, upon or by reason of any matter, cause or thing whatsoever from time to time occurred on or prior to the date hereof, in any way concerning, relating to, or arising from (i) any of the Transactions, (ii) the Obligations, (iii) the Collateral, (iv) the Credit Agreement or any of the other Transaction Documents, (v) the financial condition, business operations, business plans, prospects or creditworthiness of the Borrower or the other Transaction Parties, and (vi) the negotiation, documentation and execution of this Amendment and any documents relating hereto except for Claims determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Releasee (or any of its Related Parties). The Releasors hereby acknowledge that they have been advised by legal counsel of the meaning and consequences of this release.

6. Governing Law. This Amendment shall be construed in accordance with and governed by the law of the State of New York, but after giving effect to federal laws applicable to national banks.

7. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

8. Counterparts. This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Signatures delivered by facsimile or PDF shall have the same force and effect as manual signatures delivered in person.

[Signature Pages Follow]

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IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first above written.

YRCW RECEIVABLES LLC, as the Borrower

By:
Name:
Title:

Name of Lender:

,
as a Lender

By:
Name:
Title:

[FOR LENDERS REQUIRING 2 SIGNATURE BLOCKS:]

By:
Name:
Title:

Signature Page to Amendment No. 3

Exhibit 99.3

10990 Roe Avenue Overland Park, KS 66211 Phone 913 696 6100 Fax 913 696 6116 News Release

YRC Worldwide Announces Agreement with 100 Percent of its Lenders

Unanimous Vote Affirms Resounding Support of the New Management

Team’s Renewed Focus on LTL Leadership

Agreement Provides Years of Additional Financial Flexibility

OVERLAND PARK, Kan., April 30, 2012 — YRC Worldwide Inc. (NASDAQ: YRCW) today announced that it has reached an agreement with its lenders to reset certain financial covenants over the life of the loans and allow the company to retain all proceeds from the auction of certain surplus properties. The amendments were supported by 100 percent of its Term Credit Agreement lenders and 100 percent of its ABL Credit Agreement lenders.

James Welch, chief executive officer of YRC Worldwide said, “When YRCW’s new leadership team was put in place last year, we refocused the company on its core strengths to position the business as a respected industry leader in the North American less-than-truckload (LTL) shipping industry. The new leadership team developed a strategy and business plan, including updated forecasts focused on reinvesting in the quality of the service we provide, and we have successfully executed against both our qualitative and quantitative objectives. To date, we are pleased to have exceeded our forecast and to have reached this agreement with our lenders, which will allow us to continue building on our current momentum and successes.”

“Today, YRCW has the financial flexibility needed to support our growth strategies and to continue gaining market share. Thanks to the company’s talented and dedicated workforce, comprised of 32,000 of the best freight professionals in the industry, we are achieving operational improvements, increasing profitability and better serving our customers,” Welch concluded.

“We appreciate the support of our lenders and believe that these amendments affirm their confidence in our ongoing initiatives, their trust in the leadership and the future of YRCW,” said Jamie Pierson, chief financial officer of YRC Worldwide.” Pierson continued, “Over the last several quarters – while strengthening our liquidity position and sharpening our focus on the North American LTL shipping market – we have announced the dispositions of our truckload subsidiary and a significant portion of our excess real estate as well as the divestiture of one of our Chinese joint ventures. This agreement and unanimous support of all of our senior lenders is a testament not only to what we have done but also what we are doing. Now, it is time to return this Company to the prominence and pride that it once held as the most revered company in the industry.”

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Words such as “will,” “expect,” “intend,” “anticipate,” “believe,” “project,” “forecast,” “propose,” “plan,” “designed,” “enable” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are inherently uncertain and are subject to significant business, economic, competitive, regulatory and other risks, uncertainties and contingencies, known and unknown, many of which are beyond our control. Our future financial condition and results could differ materially from those predicted in such forward-looking statements because of a number of factors, including (without limitation) our ability to generate sufficient cash flows and liquidity to fund operations and satisfy our obligations related to our substantial indebtedness and lease and pension funding requirements; our ability to finance the maintenance, acquisition and replacement of revenue equipment and finance other necessary capital expenditures; changes in equity and debt markets; general or regional economic activity, including (without limitation) customer demand in the retail and manufacturing sectors; the success of our management team in implementing its strategic plan and operational and productivity improvements, including (without limitation) our continued ability to meet high on-time and quality delivery performance standards, and the impact of those improvements on our future liquidity and profitability; inclement weather; price and availability of fuel; sudden changes in the cost of fuel or the index upon which we base our fuel surcharge and the effectiveness of our fuel surcharge program in protecting us against fuel price increases; competition and competitive pressure on service and pricing; expense volatility, including (without limitation) expense volatility due to changes in rail service or pricing for rail service; our ability to comply and the cost of compliance with federal, state, local and foreign laws and regulations, including (without limitation) laws and regulations for the protection of employee safety and health and the environment; terrorist attack; labor relations, including (without limitation) the continued support of our union employees with respect to our strategic plan, the impact of work rules, work stoppages, strikes or other disruptions, our obligations to multi-employer health, welfare and pension plans, wage requirements and employee satisfaction; the impact of claims and litigation to which we are or may become exposed; and other risks and contingencies, including (without limitation) the risk factors that are included in our reports filed with the Securities and Exchange Commission, including those described under “Risk Factors” in our annual report on Form 10-K and quarterly reports on Form 10-Q.

About YRC Worldwide

YRC Worldwide Inc., a Fortune 500 company headquartered in Overland Park, Kan., is the holding company for a portfolio of successful brands including YRC Freight, YRC Reimer, Holland, Reddaway, and New Penn, and provides China-based services through its JHJ joint venture. YRC Worldwide has one of the largest, most comprehensive less-than-truckload (LTL) networks in North America with local, regional, national and international capabilities. Through its team of experienced service professionals, YRC Worldwide offers industry-leading expertise in heavyweight shipments and flexible supply chain solutions, ensuring customers can ship industrial, commercial and retail goods with confidence. Please visit www.yrcw.com for more information.

Web site: www.yrcw.com

Follow YRC Worldwide on Twitter: http://twitter.com/yrcworldwide

Investor Contact:	Stephanie Fisher 913-696-6108 stephanie.fisher@yrcw.com

Media Contact:	Suzanne Dawson Linden, Alschuler & Kaplan 212-329-1420 sdawson@lakpr.com